SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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RUBY TUESDAY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 26, 2003

Dear Shareholders:

We are holding your 2003 Annual Meeting on Tuesday, October 7, 2003, at 11:00 a.m., local time, at Ruby Tuesday, Inc.’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III
Chairman of the Board and
Chief Executive Officer

R U B Y   T U E S D A Y,   I N C.
150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Telefax (865) 379-6811

RUBY TUESDAY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 7, 2003

The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 on Tuesday, October 7, 2003, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class II directors for a term of three years to the Board of Directors;

2.	To approve the Company’s 2003 Stock Incentive Plan;

3.	To consider a shareholder proposal; and

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on August 12, 2003, are entitled to vote at the meeting.

The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,

Daniel T. Cronk
Senior Vice President, General Counsel
and Secretary

August 26, 2003
Maryville, Tennessee

RUBY TUESDAY, INC.
150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The following Proxy Statement and the accompanying proxy card, first mailed to shareholders of record on or about August 26, 2003, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 7, 2003, at 11:00 a.m., local time, at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, and at any adjournment(s) thereof (the “Annual Meeting”).

Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy, or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class II directors named in this Proxy Statement, (ii) in favor of the approval of the Company’s 2003 Stock Incentive Plan, (iii) against the shareholder proposal, and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you participate in the Company’s Salary Deferral Plan (the “Plan”), your proxy card will also serve as a voting instruction card for the Plan Trustee. If you do not provide voting instructions with respect to the shares held in the Plan to the Plan Trustee, those shares will not be voted. If you participate in the Plan or maintain accounts in more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.

The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for any expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

August 12, 2003 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 12, 2003 was 64,905,350, each of which is entitled to one vote.

Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting. With respect to the approval of the 2003 Stock Incentive Plan described in Proposal 2, votes may be cast for, against or abstain. Pursuant to the applicable rules of The New York Stock Exchange, Inc. (“NYSE”), the approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, provided that the total votes cast represents over 50% in interest of all shares of Common Stock entitled to vote on such Proposal. Abstentions with respect to Proposal 2 will have the same effect as votes against such Proposal. Broker non-votes will not count as votes cast and, therefore, will have a negative effect on the determination of whether the total votes cast represents over 50% in interest of all shares entitled to vote on such Proposal, but otherwise will not affect the outcome of the voting on the approval of the 2003 Stock Incentive Plan. Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against the shareholder proposal and broker non-votes will have no effect on the outcome of the voting on the shareholder proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. Currently, the Board of Directors is set at nine members. The terms of office of the Class II directors expire at the Annual Meeting. The Class I directors and the Class III directors have two years and one year, respectively, remaining on their terms of office. Accordingly, the Board of Directors has nominated Dr. Donald Ratajczak, Samuel E. Beall, III, and Claire L. Arnold to serve in Class II of the Board of Directors for a term of three years. All of the nominees are currently serving as directors of the Company.

It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director and Director Nominee Information

Nominees for Directors

CLASS II — TERM EXPIRING 2006

DR. DONALD RATAJCZAK Director of the Company since 1981	Age: 60

Dr. Ratajczak is a consulting economist who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures Inc. (formerly known as Auric Metals Corporation), a company which provides investment and advisory services for startup technology companies. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and Director of the Economic Forecasting Center at the Georgia State University. Dr. Ratajczak is a director of CIM High Yield Securities Fund, Crown Crafts, Inc., TBC Corporation, Regan Holding Corp., Citizens Trust Bank, and AssuranceAmerica Corporation (successor by merger to BrainWorks Ventures, Inc.).

SAMUEL E. BEALL, III Director of the Company since 1982	Age: 53

Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall is also a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Co., and Blackberry Hotel Co.

CLAIRE L. ARNOLD Director of the Company since 1994	Age: 56

Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold is a director of Schweitzer-Mauduit International, Inc. and International Multifoods, Inc.

Directors Continuing in Office

CLASS I — TERM EXPIRING 2005

BERNARD LANIGAN, JR. Director of the Company since 2001	Age: 55

Mr. Lanigan founded, and has served as Chairman and managing principal of, Lanigan & Associates, P.C., Certified Public Accountants and Management Consultants, since 1974. Also, Mr. Lanigan has served as Chairman and managing director of Southeast Asset Advisors, Inc., a registered investment advisor and consulting company, since 1981.

JAMES A. HASLAM, III Director of the Company since 1999	Age: 49

Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001 and Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, since July 1995. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam is also a director of First Tennessee National Corporation.

STEPHEN I. SADOVE Director of the Company since 2002	Age: 52

Mr. Sadove has served as Vice Chairman of the board of directors of Saks Incorporated since January 7, 2002. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care from September 2000 to January 2001; as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from 1998 to September 2000; as President of Worldwide Beauty Care from 1995 to 1998; and as President of Clairol, Inc. from 1991 to 1995.

Directors Continuing in Office

CLASS III — TERM EXPIRING 2004

JOHN B. MCKINNON Director of the Company since 1989	Age: 68

Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of Management at Wake Forest University. Prior to his position at Wake Forest University, Mr. McKinnon was President of Sara Lee Food Service from July 1988 through June 1989, and President of Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon is also a director of Medcath, Inc.

DOLPH W. VON ARX Director of the Company since 1992	Age: 68

Prior to his retirement in 1991, Mr. von Arx was Chairman of the board of directors, President and Chief Executive Officer of Planters LifeSavers Company, an affiliate of RJR Nabisco, Inc. Mr. von Arx served as Chairman of the Board of Isolux America Corporation, a privately-held company that manufactures fiberoptic cable and medical devices, from 1998 through 2000. Mr. von Arx is a director of Cree, Inc. (formerly Cree Research, Inc.), International Multifoods, Inc., and Northern Trust of Florida Corporation, a subsidiary of Northern Trust Corporation.

ELIZABETH L. NICHOLS Director of the Company since 1999	Age: 50

Ms. Nichols has been President and Chief Executive Officer of Graylitt, Inc., a privately held company that engages in real estate investments, since August 2000. Prior to her position at Graylitt, Inc., Ms. Nichols served as President of JDN Realty Corp., a public real estate investment trust, from March 1994 until September 2000. Ms. Nichols was President of JDN Enterprises, Inc. from December 1990 through March 1994.

The Board of Directors recommends that you vote FOR the election of the three nominees for Class II Directors named above.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of August 12, 2003 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.

Name or Group	Number of Shares Beneficially Owned (1)		Percent of Class (2)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,545,800	(3)	8.5%
Westport Asset Management, Inc. 253 Riverside Avenue Westport, CT 06880	4,257,850	(4)	6.6%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	3,575,560	(5)	5.5%
Samuel E. Beall, III	1,170,316	(6)	1.8%
Claire L. Arnold	52,484		*
James A. Haslam, III	50,986	(7)	*
Bernard Lanigan, Jr.	6,759	(8)	*
John B. McKinnon	99,850	(9)	*
Elizabeth L. Nichols	19,297		*
Dr. Donald Ratajczak	55,105	(10)	*
Dolph W. von Arx	53,810	(11)	*
Stephen I. Sadove	1,505		*
A. Richard Johnson	162,678		*
Robert D. McClenagan	490,161		*
Sherry L. Turner	748,417		1.2%
Daniel T. Cronk	208,524	(12)	*
All directors and executive officers as a group (15 persons)	3,271,643		5.0%

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 12, 2003, held by the named persons and group as follows: Mr. Beall, 673,920; Ms. Arnold, 13,986; Mr. Haslam, 10,626; Mr. Lanigan, 4,206; Mr. McKinnon, 16,778; Ms. Nichols, 10,626; Dr. Ratajczak, 13,290; Mr. von Arx, 19,844; Mr. Sadove, 1,032; Mr. Johnson, 150,000; Mr. McClenagan, 393,342; Ms. Turner, 653,215; Mr. Cronk, 194,265; and all directors and executive officers as a group, 2,282,021; and (ii) shares held in the Company’s Salary Deferral Plan as follows: Mr. Beall, 22,604; and all directors and executive officers as a group, 25,621.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan which, as of July 31, 2003, were as follows: Mr. Beall, 20,713; Mr. McClenagan, 27,569; Ms. Turner, 28,378; Mr. Cronk, 21,802; and all directors and executive officers as a group, 107,042. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 12, 2003), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based on the Schedule 13G, as amended, filed by T. Rowe Price Associates, Inc. reporting beneficial ownership as of December 31, 2002.

(4)	The information presented is based on the Schedule 13G, as amended, filed by Westport Asset Management, Inc. reporting beneficial ownership as of December 31, 2002. Westport Asset Management, Inc. disclaims beneficial ownership of 6,200 shares owned by employees of Westport Asset Management, Inc. and Westport Advisors LLC, since these shares were purchased with each employee’s personal funds and each employee has exclusive dispositive voting power over the shares held in their respective accounts.

(5)	The information presented is based on the Schedule 13G, as amended, filed by Capital Group International, Inc. reporting beneficial ownership as of December 31, 2002.

(6)	Includes 209,424 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a general partner.

(7)	Includes 30,388 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. Mr. Haslam also disclaims beneficial ownership of 201 shares held by his wife individually.

(8)	Includes 1,000 shares held in a family limited partnership.

(9)	Includes 42,500 shares owned by Mr. McKinnon and his spouse as tenants in common.

(10)	Includes 13,500 shares held in an individual retirement account by Dr. Ratajczak.

(11)	Includes 2,250 shares held by the von Arx Family Foundation, a charitable organization. Mr. von Arx may be deemed to share voting and dispositive power with respect to such shares by virtue of his position as a member of the board of directors of the foundation.

(12)	Includes 3,200 shares owned by Mr. Cronk and his wife as tenants in common.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2003 have been complied with on a timely basis except that Mr. McKinnon failed to timely report the exercise of four stock options on February 24, 2003, pursuant to which Mr. McKinnon acquired 4,338 shares of the Company’s Common Stock, representing all of the shares that he could acquire pursuant to such options. Mr. McKinnon filed a Form 4 reporting this transaction with the Securities and Exchange Commission on June 12, 2003.

Directors’ Fees and Attendance

The Board of Directors met four times during fiscal year 2003. Each director attended at least 75% of these meetings and meetings of any committee of which he or she was a member which were held during the fiscal year, except (i) Dr. Donald Ratajczak, who was unable to attend one meeting of the Board of Directors and committee meetings held in conjunction therewith, and (ii) Dr. Benjamin F. Payton, a member of the Board of Directors until October 8, 2002, who was unable to attend one meeting of the Board of Directors and committee meetings held in conjunction therewith.

Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 for each special Board meeting attended. Non-employee directors serving on the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Committee members receive a $2,250 fee for each committee meeting attended which is not held on the same day as a meeting of the Board of Directors. In addition, the Chairs of each committee receive an annual fee of $4,000 and the other members of the Audit Committee receive an annual fee of $3,000. In addition, during fiscal 2003, Mr. Sadove received a fee of $2,250 in connection with a special assignment to assist the Company’s marketing department.

The Company’s Stock Incentive and Deferred Compensation Plan for Directors (the “Directors’ Plan”) permits non-employee directors to defer all or a portion (in 25 percent increments) of their retainer(s) (other than any portion of the retainer(s) allocated to Stock Awards, as described below) and/or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director’s seventieth birthday, or (b) the date the director ceases to be a member of the Board of Directors.

The Directors’ Plan provides that each non-employee director who has not attained the Target Ownership Level (as defined below) will be deemed to have elected to direct that 60 percent of his or her retainer(s) payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf. Each non-employee director who has attained the Target Ownership Level may elect to direct, in 10 percent increments and subject to other conditions prescribed by the Directors’ Plan, that up to 60 percent of his or her retainer(s) for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the “Stock Awards”). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

A director will be treated as having attained the “Target Ownership Level” for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date (“Fair Market Value”), equal to 10 multiplied by that director’s annual retainer.

Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70, or unless this restriction is waived by the committee administering the Directors’ Plan.

The Directors’ Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of Common Stock (the “Options”) equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

Options issued under the Directors’ Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

In addition, the Director’s Plan provides for the grant to each non-employee director of an option to purchase 10,000 shares of Common Stock if the director is elected, re-elected or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company.

Committees of the Board of Directors

The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee.    The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company’s independent auditors as to the nature of the auditors’ services, fees and such other matters as the auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s internal control procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company’s Board of Directors met four times during fiscal year 2003. The current members of the Audit Committee are John B. McKinnon (Chair), Bernard Lanigan, Jr., and Dr. Donald Ratajczak. All of the members of the Audit Committee have significant experience in financial matters. In addition, the Board of Directors has determined that (a) at least one member of the Audit Committee is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission rules, and (b) Mr. Lanigan is an audit committee financial expert.

Compensation and Stock Option Committee.    The Compensation and Stock Option Committee (the “Compensation Committee”) is comprised solely of non-management directors. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee of the Company’s Board met two times during fiscal year

2003. The current members of the Compensation Committee are Dolph W. von Arx (Chair), Claire L. Arnold, Bernard Lanigan, Jr., John B. McKinnon, Elizabeth L. Nichols, Dr. Donald Ratajczak, and Stephen I. Sadove.

Nominating and Governance Committee.    The Nominating and Governance Committee is comprised solely of non-management directors. The Nominating and Governance Committee (1) identifies individuals qualified to become Board members and recommends to the Board director nominees; (2) recommends to the Board director nominees for each committee of the Board; (3) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (4) leads the Board in its performance review of the Board, each committee and management. The Nominating and Governance Committee met two times during fiscal year 2003. The current members of the Nominating and Governance Committee are Claire L. Arnold (Chair), Dolph W. von Arx, James A. Haslam, III, Bernard Lanigan, Jr., John B. McKinnon, Dr. Donald Ratajczak, and Stephen I. Sadove.

CORPORATE GOVERNANCE

The Company is committed to the highest standards of integrity and corporate governance. The Company believes that its corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the current and proposed NYSE listing standards regarding corporate governance. In particular:

•	all of the non-management members of the Board of Directors are independent under the proposed NYSE corporate governance requirements;

•	all committees of the Board of Directors are composed of directors who are independent under the proposed NYSE corporate governance requirements;

•	all of the members of the Audit Committee meet the additional independence requirements under the Sarbanes-Oxley Act of 2002 and applicable Securities and Exchange Commission rules and proposed NYSE requirements;

•	the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;

•	the Board of Directors adopted Corporate Governance Guidelines; and

•	the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including its executive officers.

The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines can be found on the Company’s website at www.rubytuesday.com.

EXECUTIVE COMPENSATION

This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the last three fiscal years, which compensation was awarded to, paid to, or earned by the Company’s Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2003 (collectively, these persons are hereinafter sometimes referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation		All Other Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation $(1)	Awards Options/ SARs (#)	Payouts LTIP Payouts ($)	($)(2)
Samuel (Sandy) E. Beall, III Chairman of the Board and Chief Executive Officer	2003 2002 2001	966,667 936,368 893,738	1,692,920 1,162,720 1,118,000	2,097 3,755 5,700	625,585 398,698 596,913	-0- -0- -0-	15,182 5,548 5,362
Robert D. McClenagan President	2003 2002 2001	388,000 390,193 358,327	388,000 390,425 448,240	1,500 3,298 4,949	201,515 203,975 176,708	-0- -0- -0-	7,980 9,235 6,634
Sherry L. Turner President – RTI Support Center	2003 2002 2001	227,842 220,700 210,652	342,015 219,240 210,808	1,650 2,688 3,893	151,688 153,252 175,268	-0- -0- -0-	2,400 4,200 4,000
A. Richard Johnson Senior Vice President – Brand Development	2003 2002 2001	231,291 224,042 214,000	347,193 222,560 214,000	-0- -0- 158,019	90,000 90,000 100,000	-0- -0- -0-	1,447 1,407 1,326
Daniel T. Cronk Senior Vice President, General Counsel and Secretary	2003 2002 2001	218,513 211,663 202,026	328,011 210,263 202,176	1,050 2,401 3,607	71,062 72,892 94,878	-0- -0- -0-	2,249 2,255 2,240

(1)	Under the Company’s Management Stock Option Program (the “MSOP”), eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a “bonus share” and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column. Additionally, Mr. Johnson was provided by the Company with taxable relocation assistance in the amount of $158,019 in fiscal year 2001.

(2)	The amounts in this column include the following Company’s contributions: (a) Deferred Compensation Plan for fiscal years 2003, 2002 and 2001, respectively: Mr. Beall, $9,200, $0 and $0; Mr. McClenagan, $4,800, $6,396 and $3,847; Ms. Turner, $2,400, $4,200 and $4,000; and Mr. Cronk, $2,249, $2,255 and $2,240; (b) executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 2003, 2002 and 2001, respectively: Mr. Beall, $1,283, $1,142 and $934; Mr. McClenagan, $1,283, $1,142 and $934; and Mr. Johnson, $481, $540 and $424; and (c) employee portion of split-dollar life insurance premiums paid for fiscal years 2003, 2002 and 2001, respectively: Mr. Beall, III, $4,699, $4,406 and $4,428; Mr. McClenagan, $1,897, $1,698 and $1,853; and Mr. Johnson, $966, $867 and $902.

OPTION GRANTS IN FISCAL 2003

The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 2003 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 2003.

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Individual Grants				5%		10%
Name	Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share)	Expiration Date	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)
S. E. Beall, III	2,121 201,884 421,580	0.09% 8.61% 17.98%	22.73 18.44 17.93	04-Jun-07 18-Dec-12 08-Apr-08	13,320 2,341,212 2,088,393	29.01 30.04 22.88	29,433 5,933,091 4,614,802	36.61 47.83 28.88
R. D. McClenagan	1,515 200,000	0.06% 8.53%	22.73 17.93	04-Jun-07 08-Apr-08	9,514 990,746	29.01 22.88	21,023 2,189,289	36.61 28.88
S. L. Turner	1,668 150,000	0.07% 6.40%	22.73 17.93	04-Jun-07 08-Apr-07	10,475 579,604	29.01 21.79	23,147 1,248,197	36.61 26.25
A. R. Johnson	90,000	3.84%	17.93	08-Apr-08	445,836	22.88	985,180	28.88
D. T. Cronk	1,062 70,000	0.05% 2.98%	22.73 17.93	04-Jun-07 08-Apr-08	6,669 346,761	29.01 22.88	14,737 766,251	36.61 28.88

(1)	Except as otherwise stated, the indicated options have a term of five years and were granted pursuant to the Company’s 1996 Stock Incentive Plan. Those options with an exercise price of $17.93 generally become exercisable after 30 months. All other options listed in the table above generally become exercisable after two years. In the event of a change in control of the Company, the vesting of options will be accelerated unless the Committee administering the plan elects to cash-out the options.

(2)	Based on an aggregate of 2,345,089 options granted by the Company in fiscal year 2003.

(3)	The Potential Realizable Values are calculated as follows: [[Market Price at Grant x (1 + Stock Price Appreciation Rate)] \- Exercise Price] x Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over the term of the option, the total potential appreciation on annual appreciation rates of 5% and 10% is 33.07% and 76.54%, respectively.

AGGREGATED OPTION EXERCISES IN
FISCAL 2003 AND FISCAL YEAR END VALUES

The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2003 by the Named Executives and the value of unexercised options to purchase Common Stock held at June 3, 2003. There were no SARs outstanding during fiscal year 2003.

			Number of Unexercised Options FY-End	Value of Unexercised In-the-Money Options at FY-End($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
S. E. Beall, III	-0-	-0-	327,286/1,769,468	4,773,409/10,993,985
R. D. McClenagan	-0-	-0-	221,110/575,493	3,215,779/2,253,809
S. L. Turner	100,000	1,377,870	653,215/-0-	4,512,370/-0-
A. R. Johnson	120,000	1,360,044	50,000/280,000	735,435/1,126,500
D. T. Cronk	4,536	66,520	98,106/233,954	1,421,775/955,189

(1)	Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise) – (Per Share Exercise Price)] x Number of Shares for which the option was exercised.

(2)	Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on June 3, 2003) – (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price on June 3, 2003, the last trading day of fiscal year 2003, was $23.99.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of the end of fiscal year 2003 with respect to equity compensation plans of the Company:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,055,135		$16.690		1,254,424
Equity compensation plans not approved by security holders (1)	4,298,535	(2)	$16.53	(3)	3,559,543	(4)

Total	9,353,670				4,813,967	(4)

(1)	The equity compensation plans in this category are the Deferred Compensation Plan and 1996 Non-Executive Stock Incentive Plan. The material features of these plans are described in Notes 8 and 9, respectively, to the Company’s Consolidated Financial Statements for fiscal 2003.

(2)	Includes 569,282 share equivalent units outstanding under the Deferred Compensation Plan.

(3)	Does not reflect share equivalent units under the Deferred Compensation Plan.

(4)	Does not reflect shares that may become issuable under the Deferred Compensation Plan because the Company does not have a specific number of shares reserved for issuance thereunder.

Retirement Plan

The Company is a sponsor of the Morrison Restaurants Inc. Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan. A participant’s accrued annual benefit is determined generally by adding A and B below, as applicable:

(A)	1/4 percent of pay up to that year’s Social Security Wage Base, plus 1-1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B)	1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1-1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant’s accrued benefit becomes vested upon completion of five years of service after age 18.

Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, as described below.

Executive Supplemental Pension Plan

Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

A participant’s accrued benefit in the ESPP equals 2.5 percent of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan; and less the participant’s Social Security benefits. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 60, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending upon age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement.

Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 60. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

Executive Supplemental Pension Plan
Estimated Annual Benefits for Representative Years of Service to Age 60

Annual Average Base Salary	10 Years	15 Years	20 Years	25 Years	30 Years or More
$ 250,000	$62,500	$93,750	$125,000	$137,500	$150,000
275,000	68,750	103,125	137,500	151,250	165,000
300,000	75,000	112,500	150,000	165,000	180,000
325,000	81,250	121,875	162,500	178,750	195,000
350,000	87,500	131,250	175,000	192,500	210,000
375,000	93,750	140,625	187,500	206,250	225,000
400,000	100,000	150,000	200,000	220,000	240,000
425,000	106,250	159,375	212,500	233,750	255,000
450,000	112,500	168,750	225,000	247,500	270,000
475,000	118,750	178,125	237,500	261,250	285,000
500,000	125,000	187,500	250,000	275,000	300,000
525,000	131,250	196,875	262,500	288,750	315,000
550,000	137,500	206,250	275,000	302,500	330,000
575,000	143,750	215,625	287,500	316,250	345,000
600,000	150,000	225,000	300,000	330,000	360,000
625,000	156,250	234,375	312,500	343,750	375,000
650,000	162,500	243,750	325,000	357,500	390,000
675,000	168,750	253,125	337,500	371,250	405,000
700,000	175,000	262,500	350,000	385,000	420,000
725,000	181,250	271,875	362,500	398,750	435,000
750,000	187,500	281,250	375,000	412,500	450,000
775,000	193,750	290,625	387,500	426,250	465,000
800,000	200,000	300,000	400,000	440,000	480,000
825,000	206,250	309,375	412,500	453,750	495,000
850,000	212,500	318,750	425,000	467,500	510,000
875,000	218,750	328,125	437,500	481,250	525,000
900,000	225,000	337,500	450,000	495,000	540,000
925,000	231,250	346,875	462,500	508,750	555,000
950,000	237,500	356,250	475,000	522,500	570,000
975,000	243,750	365,625	487,500	536,250	585,000
1,000,000	250,000	375,000	500,000	550,000	600,000

Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are: Mr. Beall, 31 years, $966,667; Mr. McClenagan, 31 years, $388,000; Ms. Turner, 6 years, $227,842; Mr. Johnson, 9 years, $231,291; and Mr. Cronk, 6 years, $218,513.

Management Retirement Plan

The Company’s Management Retirement Plan (“MRP”) provides a select group of management or highly compensated employees the security of receiving a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) whose average annual compensation over a consecutive three calendar-year periods equals or exceeds $40,000, which amount may be adjusted by the Company from time to time. The MRP was frozen as of June 1, 2001, so that no additional benefits have accrued and no new participants have been permitted since that date.

A participant’s single-life annuity accrued benefit in the MRP equals 1.5 percent of the participant’s average compensation determined over the five-year period immediately preceding the earlier of the participant’s termination of employment or June 1, 2001, multiplied by the participant’s years of credited service prior to June 1, 2001 not in excess of 20 years; plus 2 percent of the participant’s average compensation determined over such five-year period, multiplied by the participant’s years of credited service prior to June 1, 2001 in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant’s Retirement Plan benefits, (b) the participant’s Social Security benefits, and (c) the participant’s ESPP benefit (as described above). For purposes of determining a participant’s accrued benefit, a year’s compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

Normal retirement for purposes of the MRP is age 65, although a participant may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

Management Retirement Plan
Estimated Annual Benefits for Representative Years of Service to Age 65

Final Average Salary	15 Years	20 Years	25 Years	30 Years or More
$ 40,000	$9,000	$12,000	$16,000	$20,000
60,000	13,500	18,000	24,000	30,000
80,000	18,000	24,000	32,000	40,000
100,000	22,500	30,000	40,000	50,000

Years of credited service and salary covered by the MRP for the eligible Named Executives are: Mr. Beall, 31 years, $100,000; and Mr. McClenagan, 31 years, $100,000.

Employment Agreement

The Company has an employment agreement with Samuel E. Beall, III, pursuant to which Mr. Beall has agreed to serve as Chief Executive Officer of the Company until June 18, 2010. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

Under the employment agreement as amended to date, Mr. Beall is compensated at an initial base salary rate equal to $860,000 a year, adjusted annually by an amount equal to the greater of (a) 4% of the base salary then in effect, or (b) an amount determined by the Board of Directors, or an appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the “Base Salary”). In addition, under the employment agreement, Mr. Beall is entitled to an annual bonus opportunity pursuant to the terms of the CEO Bonus Plan, based upon performance criteria approved by the Board of Directors, or an appropriate committee thereof, currently with a target bonus equal to 100% of Base Salary and a maximum bonus equal to 175% of Base Salary. Under the employment agreement, Mr. Beall is also entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options and to life insurance coverage providing a death benefit of not less than four times Base Salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This life insurance obligation may be satisfied in whole or in part by Mr. Beall’s participation in the Company’s Executive Life Insurance Plan.

Under the employment agreement, options granted to Mr. Beall (a) vest in full upon Mr. Beall’s death or disability, involuntary termination without Cause, as defined below, Mr. Beall’s retirement upon satisfying applicable early retirement criteria, or upon a Change in Control, as defined below, and (b) expire (i) no later than 90 days following a voluntary resignation by Mr. Beall (unless the resignation qualifies as a Qualified Termination, as defined below) prior to Mr. Beall satisfying applicable early retirement criteria, (ii) no later than 90 days following an involuntary termination without Cause with respect to the portion of any option which vests as a result of such involuntary termination of employment, (iii) no later than one year following any other involuntary termination of Mr. Beall’s employment, prior to a Change of Control, without Cause with respect to the portion of any option which has then previously vested, and (iv) no later than 15 days following an involuntary termination of Mr. Beall’s employment for Cause; or, in each case, the expiration of the stated term of such option, whichever first occurs.

In connection with an amendment to the employment agreement effected in January 2003, pursuant to which the Company and Mr. Beall agreed to extend the term of the employment agreement to June 18, 2010 and to extend Mr. Beall’s non-competition and non-solicitation covenants to three years after retirement or termination of Mr. Beall’s employment, the Company granted to Mr. Beall options to purchase 201,884 shares of Common Stock (the “2003 Option”) at an exercise price of $18.44 per share, the per share fair market value of the Common Stock on January 8, 2003. The 2003 Option will vest on June 18, 2010 and will expire on December 18, 2012; provided, however, that the 2003 Option will expire immediately (a) upon termination of Mr. Beall’s employment (other than upon Mr. Beall’s termination or resignation as a result of his death, disability, Qualified Termination following a Change of Control, and involuntary termination other than for Cause), or (b) in the event Mr. Beall retires upon satisfaction of applicable early retirement criteria prior to June 18, 2010.

The employment agreement provides that in the event of a Qualified Termination of Mr. Beall’s employment following a Change of Control, or if the Company terminates Mr. Beall’s employment other than for Cause, Mr. Beall will be entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three, multiplied by the sum of (i) Base Salary then in effect, plus (ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by Mr. Beall; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall’s accrued benefit under the ESPP will be determined by increasing Mr. Beall’s actual years of continuous service by an additional three full years. These payments will be “grossed up” for any excise tax Mr. Beall may be required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Pursuant to the employment agreement, Mr. Beall agreed (a) to hold the Company’s confidential information and trade secrets in strictest confidence; and (b) neither to use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Company’s confidential information and trade secrets or any physical embodiments thereof nor to take any action causing, or fail to take any action necessary in order to prevent, any of the Company’s confidential information and trade secrets from losing its character or ceasing to qualify as confidential information or a trade secret. These covenants will survive the termination of the employment agreement for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for as long as the information qualifies as a trade secret under applicable law.

In addition, Mr. Beall agreed that during his employment by the Company and for a period of three years thereafter (a) he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken by Mr. Beall on behalf of the Company, engage in any business which is the same as or essentially the same as the business of the Company; and (b) he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

Under the employment agreement, “Cause” means, with respect to termination of Mr. Beall’s employment by the Company: (a) conviction of a felony; (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors; (c) conduct that amounts to fraud against the Company or its affiliates; (d) a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or (e) conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

“Change of Control” generally means: (a) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors; (b) a change in the composition of the Board of Directors within any 12-month period such that the persons who were directors of the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”), or who were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, shall cease to constitute at least a majority of the Board of Directors; provided, however, that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors shall be deemed to be an Incumbent Director; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or (e) the liquidation or dissolution of the Company.

“Qualified Termination” means, during the term of the employment agreement, any one of the following events: (a) an involuntary termination of Mr. Beall’s employment by the Company other than for Cause; (b) a resignation by Mr. Beall for any reason within 12 months following a Change of Control; or (c) a resignation by Mr. Beall following a Change of Control for any one of the following reasons: (i) a reduction in his then current Base Salary or a reduction in his target bonus opportunity, expressed as a percentage of Base Salary; (ii) a failure to elect or reelect him to the positions of Chief Executive Officer and Chairman of the Board of Directors; (iii) a material diminution in his duties or responsibilities; or (iv) a change in supervisory authority such that he no longer reports directly to the Board of Directors.

The Company estimates the value of the compensation and benefits payable under the Change in Control provisions of Mr. Beall’s employment agreement, as of the date of this Proxy Statement, if such provisions were triggered by a Change in Control, to be approximately $9,370,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company, which is composed solely of non-employee directors of the Company, has furnished the following report on executive compensation.

Overall Compensation Philosophy

During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

•	base salaries are competitive with similar high-performance restaurant companies;

•	a very significant portion of executive compensation is tied to the Company’s success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

•	executives are required to own specified amounts of Common Stock, resulting in direct alignment of executive and shareholder interests.

The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals inherent in the Company’s business strategy.

The key components of the Company’s executive compensation packages are base salary, annual incentive opportunities, and equity ownership devices. The Compensation Committee’s policies with respect to each of these elements are discussed below.

Base Salaries

The Company’s general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are in the 75th percentile of the competitive market in the casual dining industry for the Chief Executive Officer and in the 50th percentile for the other executives.

Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously stated objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

Annual Incentive Compensation

The Company’s annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Annual incentive opportunities are established for executives depending upon their respective organizational levels and responsibilities as well as competitive market practices. Corporate and individual performance objectives are established at the beginning of each fiscal year. Occasionally, the Company may award discretionary bonuses under special circumstances outside of or in addition to bonuses earned pursuant to the annual incentive plan.

Potential incentives for executives who do not have partner agreements with the Company are tied to growth in earnings per share, as well as certain qualitative measures. For fiscal year 2003, annual incentive compensation opportunities for executives who did not have partner agreements with the Company ranged from 15 percent to 40 percent of base salary if “minimum” goals were achieved, 30 percent to 80 percent of base salary if the “target” goals were achieved, and 50 percent to 150 percent of base salary if the “maximum” goals were achieved. Staff Vice Presidents have an annual incentive opportunity of 60 percent if certain “maximum plus” incentive bonus levels are achieved. Pursuant to partner agreements in effect during fiscal year 2003, potential incentives were tied to increases in same store sales and, in some cases, increases in profitability of Company-owned restaurants, and ranged from 50 percent to 200 percent of base salary. Performance for fiscal year 2003 measured against the objectives contained in the incentive plan resulted in the incentive compensation shown in the Summary Compensation Table for each of the Named Executives, except Mr. McClenagan who had a partner agreement with the Company during fiscal 2003. Such awards to the Named Executives, other than Mr. McClenagan, generally represented approximately 100 percent of the total incentive awards that could have been earned by such Named Executives. During fiscal 2003, Mr. McClenagan did not earn a bonus under his partner agreement. However, the Compensation Committee determined to award to Mr. McClenagan a discretionary bonus in an amount equal to 50 percent of his bonus opportunity under his partner agreement. Such discretionary bonus is reflected in the Summary Compensation Table. Occasionally the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

Executive Stock Ownership

Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Common Stock. Ownership requirements have been developed for the Company’s top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; President and business unit presidents, a minimum of three times base salary; Senior Vice Presidents, a minimum of two times base salary; Vice Presidents, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with the date of hire or promotion, as appropriate, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives, open market purchases effected by the employee on his own behalf or by his spouse or on behalf of his children under age 21, or through participation in the Company’s deferred compensation retirement plan. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

Long-Term Incentive Compensation

Awards under the Company’s stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

Executive Stock Option Program.    The Company has an Executive Stock Option Program which provides for option grants to its key employees at the General Manager level and above, depending upon the key employee’s position within the Company. The options are issued at fair market value, have a five-year term, and generally vest 30 months after the date of the grant. In order for key employees to receive option grants under this program, they must meet certain minimum Common Stock ownership requirements. During fiscal year 2003, option grants ranging from 200 to 421,580 shares, for a total of 2,183,564 shares, were made under this program.

Management Stock Option Program.    The Company has a MSOP for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Common Stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Common Stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There generally is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 63,300 shares of the Company’s to employees under this program during fiscal year 2003.

Restricted Stock.    The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 2003.

Chief Executive Officer Compensation

Pursuant to the terms of Mr. Beall’s employment agreement, and based on recommendations made by the Compensation Committee (which took into consideration the terms of Mr. Beall’s employment agreement and competitive market data), Mr. Beall’s base salary for fiscal year 2003 was $966,667.

The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders, and was reapproved at the 1999 Annual Meeting of Shareholders. In addition, at the 2002 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the CEO Bonus Plan to increase the maximum annual bonus limit to $2,000,000. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 2003, the Chief Executive Officer’s bonus opportunity was 50 percent, 100 percent and 175 percent of his base salary if the Company achieved or exceeded the “minimum,” “target” and “maximum” earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 2003, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $1,692,920.

In addition, Mr. Beall participates in the Company’s MSOP (described above) under which he may purchase Common Stock having a value of up to $56,000 annually, conditioned upon the Company’s achievement of pre-established financial goals.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved, the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company’s ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan was reapproved at the 1999 Annual Meeting of Shareholders and an amendment to increase the maximum annual bonus that may be paid thereunder was submitted to, and approved by, the shareholders at the 2002 Annual Meeting of Shareholders. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

Board of Directors and Compensation Committee

The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company’s stock-based incentive plans. The Compensation Committee met two times during fiscal year 2003. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 2003. The members of the Compensation Committee are named below.

Dolph W. von Arx (Chair)

Claire L. Arnold	Elizabeth L. Nichols
Bernard Lanigan, Jr.	Dr. Donald Ratajczak
John B. McKinnon	Stephen I. Sadove

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During fiscal year 2003, James A. Haslam, III served on the Compensation Committee until November 8, 2002. Mr. Haslam is Chief Executive Officer and a director of Pilot Corporation and Pilot Travel Centers, LLC, both privately held corporations, which, at the time, did not have compensation committees of their boards of directors. Mr. Beall, Chairman of the Board and Chief Executive Officer of the Company, served on the boards of directors of Pilot Corporation and Pilot Travel Centers, LLC.

CERTAIN TRANSACTIONS

The Company has a ground lease with Holrob-Mercedes Place General Partnership, a Tennessee general partnership (“Holrob-Mercedes”). The lease covers the Company’s restaurant located in the Mercedes Place Shopping Center in Knoxville, Tennessee. The lease has a term expiring on June 30, 2014, with two five-year renewal options. The minimum annual rent under the lease is $50,000 through June 30, 2004, and gradually increases every fifth anniversary thereafter by a rate of less than $10,000 annually. Susan Bagwell Haslam, James A. Haslam, III’s wife, and William E. Haslam, Mr. Haslam’s brother, each hold a 25 percent interest in Holrob-Mercedes.

The Company entered into a partner agreement, dated as of June 6, 2001, with Robert D. McClenagan, Jr. pursuant to which Mr. McClenagan agreed to serve as a concept partner responsible for the development and operation of Company-operated Ruby Tuesday restaurants. Pursuant to this agreement, Mr. McClenagan is entitled to compensation from the Company consisting of an annual salary of $388,000 (fixed during the term) and a bonus based on increases in same-store sales and profitability of Company-operated Ruby Tuesday restaurants. Bonus under the agreement is determined as a multiple of salary, capped at two times base salary. Pursuant to this agreement, Mr. McClenagan delivered to the Company shares of Common Stock with a market value of $300,000, to be held in escrow, to secure satisfactory performance of his duties and responsibilities under the agreement. In the event the agreement is terminated by the Company for cause or if Mr. McClenagan resigns, the escrow shares will be forfeited to the Company. The agreement has a term of three years but terminates upon Mr. McClenagan’s death, and may be terminated by the Company (a) for cause, (b) upon Mr. McClenagan’s disability, and (c) without cause upon 120 days’ notice. The agreement also contains trade secrets, confidentiality, non-solicitation and non-compete covenants. Mr. McClenagan is an executive officer of the Company. Under this agreement, Mr. McClenagan did not earn a bonus for fiscal year 2003. However, the Compensation Committee awarded to Mr. McClenagan a discretionary bonus in the amount of $388,000 for fiscal year 2003. Mr. McClenagan earned a bonus of $390,425 for fiscal year 2002 under this agreement.

The Company had a partner agreement, dated as of June 5, 2002, with Mark S. Ingram, who is Mr. Beall’s brother-in-law, pursuant to which Mr. Ingram agreed to serve as president/partner responsible for the development, operation, licensing and franchising of the Company’s domestic franchise business. Pursuant to this agreement, Mr. Ingram was entitled to annual compensation from the Company consisting of a salary of $240,000 (fixed during the term) and a bonus based on increases in same-store sales and profitability by the Company’s domestic franchising business. Bonus was determined as a multiple of salary, which was capped at two times base salary. Pursuant to this agreement, Mr. Ingram delivered to the Company shares of Common Stock with a market value of $200,000, to be held in escrow, to secure satisfactory performance of his duties and responsibilities under the agreement. In the event the agreement were terminated by the Company for cause or if Mr. Ingram resigned, the escrow shares would have been forfeited to the Company. The agreement had a term of three years and provided for termination upon Mr. Ingram’s death, and for termination by the Company (a) for cause, (b) upon Mr. Ingram’s disability, and (c) without cause upon 120 days’ notice. The agreement also contained trade secrets, confidentiality, non-solicitation and non-compete covenants. Mr. Ingram did not earn a bonus for fiscal year 2003 under this agreement. However, the Compensation Committee awarded to Mr. Ingram a discretionary bonus in an amount equal to 50 percent of his bonus opportunity under his partner agreement, or $250,000, for fiscal year 2003. This agreement was terminated by the parties effective June 3, 2003, and Mr. Ingram remains an employee of the Company. Pursuant to Mr. Ingram’s previous partner agreement, which was similar to this agreement but had an annual bonus cap of $1,000,000, Mr. Ingram earned bonuses of $1,000,000 for each of fiscal years 2002 and 2001.

The Company had a partner agreement, dated as of June 6, 2001, with Collin C. Cope pursuant to which Mr. Cope agreed to serve as a concept partner responsible for the development and operation of Company-owned Ruby Tuesday restaurants. Pursuant to this agreement, Mr. Cope was entitled to compensation consisting of an annual salary of $165,500 (fixed during the term) and a bonus based on increases in same-store sales and profitability of Company-operated Ruby Tuesday restaurants. Bonus under the agreement was determined as a multiple of salary, capped at two times base salary. Pursuant to this agreement, Mr. Cope delivered to the Company shares of Common Stock with a market value of $300,000 to be held in escrow to secure satisfactory performance of his duties and responsibilities under the agreement and forfeitable in the event of termination by the Company for cause or resignation by Mr. Cope. In order to purchase a portion of the shares placed in escrow, Mr. Cope borrowed $200,000 from the Company pursuant to a promissory note bearing interest at a simple rate of seven percent per year. The note is secured by a pledge of the escrow shares, and Mr. Cope is obligated to make interest payments to the extent his bonus exceeds 50 percent of his bonus opportunity for each fiscal year. All unpaid principal and interest on the note will be due and payable upon the first to occur of (a) termination or expiration of the partner agreement, (b) Mr. Cope’s resignation of his employment with the Company or any affiliate, or (c) June 2, 2004. The partner agreement with Mr. Cope had a term of three years and provided for termination upon Mr. Cope’s death and for termination by the Company (a) for cause, (b) upon Mr. Cope’s disability, and (c) without cause upon 120 days’ notice. The agreement also contained trade secrets, confidentiality, non-solicitation and non-compete covenants. For fiscal year 2003, Mr. Cope did not earn a bonus under this agreement. However, the Compensation Committee awarded to Mr. Cope a discretionary bonus in an amount equal to 50 percent of his bonus opportunity under his partner agreement, or $165,500, for fiscal year 2003. For fiscal year 2002, Mr. Cope earned a bonus of $166,534, under this agreement, and made interest payments to the Company of $2,000 under the promissory note. This agreement was terminated by the parties effective June 3, 2003, and Mr. Cope remains an employee of the Company. Mr. Cope repaid the promissory note in full on August 11, 2003.

AUDIT COMMITTEE

The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2003 financial statements (the “Financial Statements”):

•	the Audit Committee has held meetings with KPMG LLP (“KPMG”) throughout the fiscal year, without management present, to discuss financial reporting matters;

•	the Audit Committee has reviewed and discussed the Financial Statements with the Company’s management;

•	the Audit Committee has discussed with KPMG the matters required to be discussed by SAS 61, Communications with Audit Committees, which include, without limitation, matters related to the conduct of the audit of the Financial Statements; and

•	the Audit Committee has received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (which relates to KPMG’s independence from the Company) and has discussed with KPMG the independent accountant’s independence.

Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that such Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2003.

This report is submitted by the Audit Committee, the members of which are named below.

John B. McKinnon (Chair)
Dr. Donald Ratajczak
Bernard Lanigan, Jr.

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is attached as Annex A to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors confirms the Audit Committee Charter, on an annual basis.

Independence of Audit Committee Members

Each of the members of the Company’s Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE.

PERFORMANCE GRAPH

The following chart and table compare the cumulative total return of the Company’s Common Stock with the cumulative total return of the NYSE Stock Market (U.S. Companies) Index and a peer group consisting of U.S. companies listed on the NYSE whose business activities are included in the same standard industrial classification industry group as the Company’s business (SIC industry group code 581, Eating and Drinking Places).

Comparison of Five-Year Cumulative Total Returns
Among Ruby Tuesday, Inc., NYSE Stock Market (U.S. Companies) and Peer Group

	06/05/98	06/04/99	06/02/00	06/05/01	06/04/02	06/03/03
Ruby Tuesday, Inc.	100.00	123.90	138.65	221.20	296.39	313.54
Peer Group (NYSE Stocks, SIC 581-Eating and Drinking Places, US Companies)	100.00	118.94	99.63	97.69	116.49	92.61
NYSE Stock Market (US Companies)	100.00	114.17	118.91	119.63	104.55	98.55
NYSE Stock Market (Close Price)	100.00	110.28	114.65	113.32	96.63	90.10

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all shares was set to $100.00 on June 5, 1998.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2003 STOCK INCENTIVE PLAN

General

The Company has a stock incentive plan (the “1996 Non-Executive Stock Incentive Plan”) pursuant to which it grants stock options and other equity-based incentives to key employees who are not executive officers of the Company. Because participation in the 1996 Non-Executive Stock Incentive Plan is limited to non-executive employees, the Company did not previously submit the 1996 Non-Executive Stock Incentive Plan to the Company’s shareholders for approval. The Company currently has 3,559,543 shares of Common Stock remaining or available for grants of additional stock options and other equity incentives under the 1996 Non-Executive Stock Incentive Plan. This proposal does not seek authorization for additional shares under this plan.

The Board of Directors has amended and restated the 1996 Non-Executive Stock Incentive Plan to, among other things, make it available for grants of stock options and other equity incentives to executive officers and to change its name to “Ruby Tuesday, Inc. 2003 Stock Incentive Plan” (the 1996 Non-Executive Stock Incentive Plan, as so amended and restated, is referred to herein as the “2003 Stock Incentive Plan”).

The Board of Directors is submitting the 2003 Stock Incentive Plan to the shareholders for approval to (a) comply with the shareholder approval requirements of the NYSE rules for equity compensation plans, and (b) preserve to the fullest extent the Company’s ability to claim deductions for compensation expense resulting from the award or exercise of equity-based incentives for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

In the past, the Company has granted stock options to executive officers pursuant to the Ruby Tuesday, Inc. 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan and material amendments to it were approved by the shareholders of the Company, most recently at the 2000 Annual Meeting of Shareholders. However, the Company currently only has 746,566 shares of Common Stock remaining available for grants of stock options and other equity-based incentives under the 1996 Stock Incentive Plan. The Board of Directors continues to believe that stock options and other equity-based incentives are an effective means to attract and retain qualified executives which is essential to the Company’s long-term growth and success. In view of the low number of shares remaining available for issuance to executive officers under the 1996 Stock Incentive Plan, the Board of Directors believes it is necessary and in the best interest of the Company and its shareholders to approve and adopt the 2003 Stock Incentive Plan.

In the event the shareholders of the Company do not approve the 2003 Stock Incentive Plan, the 1996 Non-Executive Stock Incentive Plan as it existed prior to its amendment and restatement will remain in effect and stock options and other equity-based incentives may continue to be granted thereunder to key employees who are not executive officers of the Company.

The closing price of the Common Stock on August 12, 2003 was $21.55 per share.

Plan Description

The following is a description of the 2003 Stock Incentive Plan. This description is only a summary and is qualified in its entirety by the full text of the 2003 Stock Incentive Plan, which is attached as Annex B to this Proxy Statement.

Shares Available

As of June 3, 2003, 7,288,796 shares of Common Stock remained reserved for issuance under the 2003 Stock Incentive Plan, subject to adjustment for changes in capitalization, merger, consolidation, reorganization or certain other events as provided in the 2003 Stock Incentive Plan. Of these shares, 3,729,253 are subject to outstanding stock options. Shares subject to Stock Incentives (as defined below) that expire unexercised or are forfeited will again be available for grants or awards under the 2003 Stock Incentive Plan.

Administration

Awards under the 2003 Stock Incentive Plan are determined by a committee appointed by the Company’s Board of Directors (the “Committee”). The Committee has full authority in its discretion to determine the officers and key employees of the Company or its affiliates to whom Stock Incentives will be granted and the terms and provisions of the Stock Incentives subject to the 2003 Stock Incentive Plan.

Eligibility

All officers and key employees of the Company or any affiliate are eligible to participate and receive stock incentives under the 2003 Stock Incentive Plan.

Awards

The 2003 Stock Incentive Plan permits the Committee to make awards of a variety of equity-based incentives, including stock options, stock appreciation rights, stock awards, dividend equivalent rights, performance unit awards and phantom shares (collectively, “Stock Incentives”).

The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted is determined by the Committee, subject to the provisions of the 2003 Stock Incentive Plan. Stock Incentives issuable may be made exercisable or settled at such prices and may be made terminable upon such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the 2003 Stock Incentive Plan.

The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year of the Company as to any eligible recipient shall not exceed 750,000 (subject to adjustment in accordance with the terms of the 2003 Stock Incentive Plan), to the extent required by Section 162(m) of the Internal Revenue Code for the grant to qualify as qualified performance-based compensation. The maximum number of shares of Common Stock which may be granted as Stock Incentives, other than options, may not exceed 25% of the maximum shares issuable under the 2003 Stock Incentive Plan.

Stock Incentives generally are not transferable or assignable during a holder’s lifetime.

Types of Stock Incentives

Options.    The 2003 Stock Incentive Plan permits the grant of non-qualified stock options. Options must be exercisable at a price of no less than 100% of the fair market value of the Common Stock on the date that the option is awarded and may be exercisable over a period not exceeding 10 years from the date of grant. With respect to each grant of an option, fair market value is determined (a) as of the date all of the material terms of an option are determinable, or (b) if the option is awarded pursuant to a formula under a then existing program established by the Committee, as of a date no earlier than the later of 60 days prior to the date all of the material terms of the option are determinable or 60 days following the date the program is established. The Committee may not reprice any option without shareholder approval.

The Committee may permit an option exercise price to be paid in cash or satisfied (a) by the delivery of previously-owned shares of Common Stock which have been owned by the holder for at least six months prior to the date of exercise having an aggregate fair market value of not less than the product of the exercise price multiplied by the number of shares the participant intends to purchase upon exercise of an option on the date of delivery; (b) through a cashless exercise executed through a broker; or (c) by having a number of shares of Common Stock withheld, the fair market value of which as of the date of exercise is sufficient to satisfy the exercise price. The 2003 Stock Incentive Plan also permits the Committee, in its discretion and except as prohibited by applicable law, to authorize Company financing to assist the participant with the payment of the exercise price. The terms of any such financing are left to the discretion of the Committee.

Stock Appreciation Rights.    Stock appreciation rights may be granted separately or in connection with other Stock Incentives, and are exercisable or payable at such time or upon the occurrence of such events as the Committee determines. A stock appreciation right entitles a participant to receive the excess of (a) the fair market value of a specified or determinable number of shares of Common Stock at the time of payment or exercise over (b) a specified price, which (i) in the case of stock appreciation right granted in connection with an option, shall not be less than the exercise price for that number of shares, and (ii) which, in the case of a stock appreciation right that is granted to a participant who is then a Covered Employee (as defined in the 2003 Stock Incentive Plan) shall not be less than the fair market value of the Common Stock at the time of the award. Stock appreciation rights may be settled in shares of Common Stock (valued at the aggregate fair market value on the date of payment or exercise) or in cash, according to terms established by the Committee with respect to any particular award.

Stock Awards.    The Committee may grant shares of Common Stock to a participant, subject to such restrictions and conditions, if any, as the Committee determines in its discretion. Any stock award containing forfeitability provisions must vest over a period of no less than three years. Stock awards that do not contain forfeitability provisions must be granted only in lieu of salary or cash bonus otherwise payable to a participant and may be granted at up to 15% discount to the fair market value of the stock as of the date of grant only if the Common Stock granted is subject to material restrictions on transferability.

Dividend Equivalent Rights.    Dividend equivalent rights entitle a participant to receive payments from the Company in an amount determined by reference to any cash dividend paid on a specified number of shares of Common Stock paid to the Company’s shareholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any dividend equivalent right as the Committee in its discretion determines, including the date any such payment will terminate, and may reserve the right to terminate, amend or suspend any such right at any time.

Performance Unit Awards.    A performance unit award entitles a participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a performance unit award, the performance factors applicable to the determination of the ultimate payment value of the performance unit award, and the period over which the Company’s performance will be measured. Payment for performance unit awards may be made in cash or shares of Common Stock.

Phantom Shares.    Phantom shares entitle a participant to receive, at a specified future date, payment of an amount equal to all or a portion of the fair market value of a specified number of shares of stock at the end of a specified period. At the time of the grant, the Committee must determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Payment for phantom shares may be made in cash or shares of Common Stock.

Recapitalizations and Reorganizations

The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event effected without receipt of consideration by the Company.

In the event of certain corporate reorganizations, Stock Incentives may be substituted, accelerated, modified to remove restrictions, cancelled, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the 2003 Stock Incentive Plan or the applicable Stock Incentive agreement.

Amendment or Termination

The 2003 Stock Incentive Plan provides that shareholder approval is required for any amendment that would reduce the exercise price of previously granted options. In addition, recently revised NYSE listing standards require shareholder approval for any material amendments to the 2003 Stock Incentive Plan. Examples of “material” amendments include, but are not limited to, the following events:

•	a material increase in the number of shares available under the 2003 Stock Incentive Plan;

•	an expansion of the types of awards available under the 2003 Stock Incentive Plan;

•	a material expansion of the class of participants eligible to participate in the 2003 Stock Incentive Plan; and

•	a material extension of the term of the 2003 Stock Incentive Plan.

The 2003 Stock Incentive Plan permits the Board of Directors of the Company to adopt non-material amendments without shareholder approval; however, the Board of Directors may condition any such amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the 2003 Stock Incentive Plan.

Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment for equity incentives granted under the 2003 Stock Incentive Plan.

Options.    A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

Depending upon the period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Other Stock Incentives.    A participant will not recognize income upon the grant of a stock award, stock appreciation right, performance unit award or phantom shares (the “Equity Incentives”). Generally, at the time a participant receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

A participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the Common Stock subject to the stock award, less any amount paid for such Common Stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the Common Stock subject to the stock award, less any amount paid for such Common Stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

A participant also will be responsible for all applicable tax withholding obligations associated with the grant and settlement of an Equity Incentive.

The 2003 Stock Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

New Plan Benefits

The Stock Incentives that may be issued under the 2003 Stock Incentive Plan following shareholder approval will be granted at the discretion of the Compensation Committee and, therefore, are not determinable at this time.

Benefits Granted under Plan

All of the Stock Incentives previously issued under the 2003 Stock Incentive Plan were granted to employees who were not executive officers or directors of the Company. No participant received five percent or more of the Stock Incentive issued under the 2003 Stock Incentive Plan.

Vote Required

Approval of the 2003 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting, provided that the total votes cast represents over 50 percent of all shares entitled to vote on the proposal.

The Board of Directors recommends that you vote
FOR the approval of the 2003 Stock Incentive Plan.

PROPOSAL 3

SHAREHOLDER PROPOSAL

The Sisters of Mercy Regional Community of Detroit Charitable Trust (the “Trust”), 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, and beneficial owner of 200 shares of Common Stock, has informed the Company that it intends to introduce the resolution set forth below at the Annual Meeting. Rule 14a-8, promulgated by the Securities and Exchange Commission under the Exchange Act, requires the Company to include in the Proxy Statement the shareholder proposal and supporting statement exactly as submitted by the Trust. Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and the supporting statement. For the reasons stated in the Company management’s statement in opposition to the shareholder proposal below, the Board of Directors recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal and Supporting Statement

REPORT ON IMPACTS OF GENETICALLY ENGINEERED FOOD

RESOLVED:  Shareholders request that our Board review the Company’s policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, will identify: risks, financial costs (including opportunity costs) and benefits, and environmental impacts of continued use of GE-ingredients in food products sold or manufactured by the company.

We urge that this report:

1.	Identify the scope of the Company’s products that are derived from or contain GE ingredients;

2.	Outline a contingency plan for sourcing non-GE ingredients should circumstances so require.

We believe that with this review, Ruby Tuesday addresses issues of financial, legal and reputation risk, competitive advantage and brand name loyalty in the marketplace.

Supporting Statement

•	Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture ordered 155 acres of Iowa corn uprooted and incinerated (9/2002); 500,000 bushels of soybeans in Nebraska were quarantined due to contamination by small amounts of a test pharmaceutical/industrial crop (11/2002).

•	The National Food Processors Association has stated (11/2002): “There is an unacceptable risk to the food supply associated with the use of food and feed crops as ‘factories’ for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place.”

•	The Grocery Manufacturers of America has called on the Food and Drug Administration (FDA) to implement stronger regulations for pharmaceuticals crops to ensure the safety and integrity of the U.S. food supply (2/2003).

•	FDA does not assure the safety of GE products; it is the developer’s responsibility to assure that the food is safe. According to the Center for Science in the Public Interest (1/2003), the FDA lacks both the authority and the information to adequately evaluate the safety of GE foods.

•	GE-wheat, if approved, would be directly consumed by humans, in contrast to the GE-corn and GE-soybeans which are primarily feed to animals.

•	In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

•	Many of Europe’s larger food retailers [J. Sainsbury (UK), Carrefour, (Frances largest retailer), Migros (Switzerland, the country’s largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their store-brand products.

•	The National Academy of Sciences report (8/2002) Animal Biotechnology: Science-Based Concerns (p.14) cautions that the current regulatory system is inadequate to address “potential hazards, particularly in the environmental area.” Research reported in Ecology Letters (March 2003) indicates that Bt crops could have unanticipated nutritionally favorable effects on pests, indicating a need for further ecological and biochemical studies.

Board of Directors’ Statement in Opposition of the Proposal

The Company has food safety as its highest priority and cares about and actively supports its customers’ interest in food safety. The Company believes that the United States Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”), and other regulatory authorities that are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a single restaurateur like the Company, to evaluate and make judgments about environmental risks presented by crops enhanced through biotechnology and safety concerns caused by the use of biotechnology-derived ingredients. These agencies have the responsibility, scientific resources and legal authority necessary to evaluate the issues and apply uniform resolutions based on sound scientific principles. The FDA has been reviewing information about genetically modified foods provided by biotech companies since 1994, and has issued biotechnology agency response letters with respect to a variety of genetically modified foods. The U.S. Department of Agriculture has reviewed the safety of bioengineered plants since 1987, and the EPA has been doing the same with respect to pesticidal plants since approximately 1993. In these comments or reviews, none of these federal agencies found any of the food products that we currently sell to be unsafe or to pose health risks to our customers. Moreover, in a May 2002 report to the U.S. Congress, the U.S. General Accounting Office stated that “[genetically modified] foods pose the same types of inherent risks to human health as conventional foods . . . .” The GAO’s report also stated:

While some [GE] foods have contained allergens, toxins, and antinutrients, the levels have been comparable to those foods’ conventional counterparts. In evaluating [GE] foods, scientists perform a regimen of tests. Biotechnology experts whom we contacted agree that this regimen of tests is adequate in assessing the safety of [GE] foods.

The complete text of this report is available at www.gao.gov/new.items/d02566.pdf.

The Company takes its lead from national food safety and regulatory authorities and supports their efforts to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. The Company believes that it complies, and will continue in the future to comply, with all governmental regulations applicable to food safety.

The Company is aware of the concerns of some who oppose development of genetically modified ingredients in agriculture, as well as the strong contrary views of those who believe that the use of such ingredients will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides. The Company does not believe that preparation of the report requested by the proponents of this proposal would add new information to the ongoing dialogue on this issue. The Company believes the subject is more appropriately addressed under regulatory authority and leadership, and in light of scientific findings and the conclusions of regulatory authorities. It would be an imprudent expenditure of the Company’s limited resources to require its management to devote time, attention and funds to research the complex issues involved and compile the report requested by the shareholder proposal.

The Company understands that the use of genetic engineering with respect to certain staple foods, such as corn and soybeans, is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution. It would be difficult and costly, if not impossible in the absence of federal laws and regulations, for the Company to require its vendors to identify the scope of the Company’s products that are derived from biotechnology-derived ingredients and identify sources of alternative food ingredients that are not biotechnology-derived.

In addition, the proposal as written is not practicable because the Company would have serious difficulty determining what constitutes “products that are derived from or contain GE ingredients.” Even if the Company could determine what constitutes “genetically engineered” ingredients, the Company believes it is impracticable to identify which products contain these ingredients. Since genetic markers used to identify genetically engineered ingredients are sometimes damaged or eliminated during processing, a genetically engineered ingredient can remain virtually undetected in certain foods. It would be impracticable (even if the Company had the testing capability) for the Company to identify all genetically engineered ingredients used in its products. Therefore, the Company does not believe the report apparently requested by the proposal would be meaningful.

The Company will continue to develop and revise plans to address business and food safety issues as they arise. These issues are critical to the Company’s business. However, the publication of the report would compromise the Company’s efforts and business. The proposed report would require the Company (i) to make public confidential and proprietary business information regarding its products and business plans, and (ii) to make highly speculative scientific and environmental judgments about issues which the Company is not in a position to evaluate independently. Such a report would not advance consumer safety, but it would jeopardize the business interests of the Company and its shareholders as a result of the publication of confidential business plans and proprietary information.

The Company also opposes this proposal on the basis that it would require significant cost and business risks without the prospect of advancing food safety. The Company does emphasize that it is committed to the use of only those ingredients that meet its high quality and safety standards and will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. The Company’s shareholders and consumers can count on the Company’s compliance with all such regulations. Particularly in light of the scientific and regulatory attention being given to the use of genetically modified ingredients, the Company believes that preparation and publication of the report requested in this proposal would not constitute an effective use of the Company’s assets. Accordingly, the Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against the shareholder proposal and broker non-votes will have no effect on the outcome of the voting on the shareholder proposal.

The Board of Directors recommends that you vote
AGAINST this shareholder proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

The firm of KPMG LLP (“KPMG”) served as the Company’s independent auditors for the fiscal year ended June 3, 2003. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

The appointment of auditors is a matter for determination by the Board of Directors for which no shareholder approval or ratification is necessary. The Board of Directors has selected the firm of KPMG to audit the consolidated financial statements of the Company for fiscal year 2004.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 3, 2003 and June 4, 2002 by KPMG.

	Fiscal Year Ended,
	June 3, 2003	June 4, 2002
Audit Fees (1)	$271,950	$247,600
Audit-related Fees (2)	36,750	37,550
Tax Fees (3)	156,900	219,250
All Other Fees	0	0

Total Fees	$465,600	$504,400

(1)	Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual reports on Form 10-K for the fiscal years ended 2003 and 2002 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2003 and 2002. This also includes fees for agreed upon procedures for state compliance audits.

(2)	Includes fees for professional services rendered in fiscal 2003 and 2002, in connection with Securities and Exchange Commission registration statements, audits of employee benefit plans, and issuance of auditor’s consents.

(3)	Includes fees for professional services rendered in fiscal 2003 and 2002 in connection with tax planning and compliance.

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by the Company’s independent auditor. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor, consider, and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration (a) at its next regular meeting, (b) at a special meeting called to consider the proposed engagement, or (c) pursuant to a consent action of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent auditor.

All of the services provided under Audit fees, Audit-related fees, Tax fees and all other fees were approved by the Audit Committee.

Determination of Auditor Independence

The Audit Committee has considered and evaluated the provision of non-audit services by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to submit a proposal for action at the Company’s 2004 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in the Company’s proxy materials must provide a written copy of the proposal to the Company not later than May 2, 2004, and must otherwise comply with the rules of the Securities and Exchange Commission relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by fax at (865) 379-6826 followed by mail submission, in each case to the attention of Daniel T. Cronk, Senior Vice President, General Counsel and Secretary of the Company.

The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2004 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than July 16, 2004 and, in either case, certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

GENERAL

Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

The Annual Report of the Company for fiscal year 2003 (which is not part of the proxy soliciting materials) is being mailed with this Proxy Statement to all shareholders of record as of the record date for the Annual Meeting.

THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 3, 2003. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL T. CRONK, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801, TELEPHONE NUMBER (865) 379-5700.

By Order of the Board of Directors,

Daniel T. Cronk
Senior Vice President, General Counsel
and Secretary

August 26, 2003
Maryville, Tennessee

ANNEX A

AUDIT COMMITTEE CHARTER

RUBY TUESDAY, INC.
AUDIT COMMITTEE CHARTER
(Effective October 7, 2002)

1.	Establishment. There shall be a Committee of the Board of Directors of Ruby Tuesday, Inc. (the “Board of Directors” [or “Board”] and the “Company”, respectively) to be known as the Audit Committee (“Committee”).

2.	Purpose. The Committee shall serve as an independent and objective party to review and monitor the Company’s financial reporting process, internal controls regarding finance, accounting and legal compliance and the independence and performance of the Company’s independent auditors (“Auditor”), including, without limitation, (a) assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and Auditor, and (b) prepare the report that the Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual proxy statement. The Committee shall also provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. The Committee shall also provide an open avenue of communication among the Auditor, financial and senior management and the Board of Directors.

3.	Composition and Term of Office. The Committee shall consist of no fewer than three (3) or more than five (5) members of the Board, including a Chairperson, elected by the Board annually from among the Directors on the recommendation of the Board’s Nominating and Governance Committee, all of whom shall satisfy the independence requirements and any other requirements of the New York Stock Exchange (“NYSE”) and other regulatory agencies, and therefore, shall have: (a) no relationship to the Company that may interfere with the exercise of their independence from management and the Company; (b) no employment relationship to the Company or any of its affiliates, unless such employment relationship was terminated more than five years prior to the date of the independence determination; (c) no affiliation or employment relationship with the Company’s Auditor or former independent auditors unless either such affiliation or employment or the applicable auditing relationship terminated more than five years prior to the date of the independence determination; (d) no employment relationship as an executive of another corporation where any of the Company’s executives serves on that corporation’s compensation committee; (e) no relationship as an immediate family member of an individual who is included in one of categories (b) through (d) above, unless such individual’s applicable relationship has been terminated for five years prior to the date of the independence determination; and (f) no consulting, advisory or other relationship with the Company providing for direct or indirect compensation other than directors’ fees. The Committee may determine its own rules of procedure but shall adhere to standards required by the NYSE and other appropriate governing bodies. Each member of the Committee shall be financially literate and at least one (1) member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment. Any Committee member may be removed at any time by majority vote of the full Board.

4.	Duties, Authority and Responsibilities. The Committee shall:

(a)	Meet as often as necessary to fulfill its duties, but not less than four (4) times per year. The Committee may ask members of management, representatives of the Auditor or others to attend meetings and provide information as necessary. The Committee shall meet separately, at least quarterly, with management, with internal auditors (or other personnel responsible for the internal audit function), and with representatives of the Auditor.

(b)	Have the sole authority to retain and terminate the Auditor (subject, if applicable, to shareholder ratification) to audit the annual financial statements of the Company and review the fees charged for such audit and to approve any consulting engagements or other relationship with the Auditor that are beyond the scope of the audit.

(c)	Oversee the independence of the Auditor by reviewing and discussing with the Auditor and/or Board any relationships between the Auditor and the Company or any other relationships that may adversely affect the independence of the Auditor.

(d)	Communicate with the Auditor the fact that the Board and the Committee, as the stockholders’ representatives, are the Auditor’s client.

(e)	Review with the Auditor, at a time when the annual audit plan is being developed, its scope, purpose or procedures to be included. This review shall include inquiry into the items identified in Section 5 below.

(f)	Review with Company management and the Auditor the Company’s judgments about the quality of the accounting principles used in the Company’s financial reporting for the quarter and any item required by SAS 61, prior to filing of each quarterly report on Form10-Q.

(g)	Review with Company management and the Auditor the (i) unaudited financial statements of each fiscal quarter, and (ii) audited financial statements for each year, including in each case the footnotes thereto and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(h)	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(i)	At least annually, obtain and review a report by the Auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and (to assess the Auditor’s independence) all relationships between the Auditor and the Company.

(j)	Review with the Auditor, on completion of the annual report, their experience, any restrictions on their work, any audit problems or difficulties and management’s response, management’s handling of proposed audit adjustments identified by the Auditor, cooperation received, the Auditor’s findings and their recommendations. This review shall include inquiry into the issues identified in Section 5 below.

(k)	Review with the Auditor, with or without management, the Auditor’s evaluation of the Company’s internal controls.

(l)	Review annually the programs that the Company has instituted to correct any control deficiencies noted by the Auditor in its annual review.

(m)	Review, at its discretion, compliance with codes of conduct established by the Company, and discuss policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(n)	Attempt to resolve any differences arising between Company management and the Auditors.

(o)	Review with Company’s counsel, legal compliance matters including (i) corporate securities trading policies, (ii) Securities and Exchange Commission comment letters or other communications concerning the Company’s public filings, and (iii) any other legal matter that could have a significant impact on the Company’s financial statements.

(p)	Assure candid communication about the quality of financial reporting, consult with the Auditor, at the Committee’s discretion, out of the presence of management, meet at the Committee’s discretion with the head of the internal auditing department to discuss matters that the Committee or the head of the internal auditing department believes should be discussed, including addressing the adequacy of the Company’s internal audit function.

(q)	Initiate, at its discretion, investigations within the parameters of the foregoing responsibilities, and as appropriate, obtain advice and assistance from outside legal, accounting, or other advisors. The Committee is empowered to engage the necessary resources (including external) to fulfill its oversight responsibilities without additional Board approval.

(r)	Review and monitor instances where Company management seeks a second opinion from other independent public accountants on a significant accounting issue.

(s)	Report regularly to the Board of Directors, not less than each fiscal quarter, as well as on any other occasion that it deems appropriate, activities of the Committee. Ensure that the Auditor meets at least annually with the full Board.

(t)	Issue Committee Report in compliance with Securities and Exchange Commission and New York Stock Exchange rules to be included in the Company’s proxy statement. State in such report whether the Committee recommends the audited financial statements be included in the Annual Report.

(u)	Provide written affirmation to the New York Stock Exchange of all such matters as required.

(v)	Set clear hiring policies for employees and former employees of the Auditor.

(w)	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

(x)	Review and assess the Company’s policies and procedures with respect to executive officer expense accounts and perquisites, including their use of corporate assets.

(y)	Review and assess any significant conflicts of interest and related-party transactions.

5.	Ensuring the Credibility of Financial Reporting. As part of its oversight responsibility the Committee shall provide for the following to ensure the credibility of financial reporting, namely:

(a)	Ensure that financial management and the Auditor perform a timely analysis of significant financial reporting issues and practices, including review of (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

(b)	Ensure that financial management and the Auditor discuss with the Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

(c)	At least annually, review the judgments made by management in determining appropriate asset valuation allowances or liability reserves. Review the accounting principles and policies to be applied to complex and/or unusual transactions on an as-needed basis.

(d)	Ensure that representatives of the Auditor are available to the full Board of Directors at least quarterly.

The Committee’s discussion with the Auditor about the appropriateness of accounting principles and financial disclosure practices shall generally include the following:

(i)	discuss whether the financial statements are in accordance with (a) GAAP and (b) Securities and Exchange Commission disclosure requirements, and whether the financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period;

(ii)	the Auditors’ independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company;

(iii)	the Auditors’ views about whether management’s choices of accounting principles are conservative, moderate or extreme and whether those principles are common practices or are minority practices;

(iv)	the Auditors’ reasoning in determining the appropriateness of changes in accounting principles and disclosure practices;

(v)	the Auditors’ reasoning in determining the appropriateness of the accounting principles and disclosure practices adopted by management for new transactions or events;

(vi)	the Auditors’ reasoning in accepting or questioning significant estimates made by management;

(vii)	the Auditors’ views about how the Company’s choices of accounting principles and disclosure practices may affect shareholders and public views and attitudes about the Company;

(viii)	the Auditor’s opinion if there are any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the Auditor itself prepared and been responsible for the financial statements;

(ix)	any issues that the Auditor reviewed with its national office; and

(x)	any correspondence from regulators or governmental agencies, and any employee complaints or published reports, which raise issues regarding the Company’s financial statements or accounting policies.

6.	Meetings/Miscellaneous.

(a)	Notice of Committee meetings shall be given as provided in the Company’s bylaws for meetings of the full Board.

(b)	A majority of Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee.

(c)	The Committee shall keep a record of its actions and proceedings, and make a report thereof from time to time (not less than quarterly) to the Board.

(d)	The Committee shall perform such other functions which from time to time may be assigned by the Board.

(e)	The Committee may form, and delegate authority to, subcommittees when appropriate, as determined by the Committee.

(f)	The Committee shall review and reassess the adequacy of this Charter annually and recommend changes with respect thereto to the Board of Directors.

(g)	The Committee shall annually evaluate its own performance and recommend changes with respect thereto.

ANNEX B

2003 STOCK INCENTIVE PLAN

RUBY TUESDAY, INC.
2003 STOCK INCENTIVE PLAN
(Amended and restated as of July 9, 2003)

Ruby Tuesday, Inc., formerly known as Morrison Restaurants Inc., originally adopted the Morrison Restaurants Inc. 1993 Non-Executive Stock Incentive Plan, which was amended in March 1996 and renamed as the Morrison Restaurants Inc. 1996 Non-Executive Stock Incentive Plan, and subsequently amended in April 1999 to increase the maximum number of shares of common stock available for grants of stock incentives. The purpose of this amendment and restatement is to incorporate into one document, as of July 9, 2003, all amendments to the Ruby Tuesday, Inc. 1996 Non-Executive Stock Incentive Plan that have been adopted subsequent to the last amendment in March 1999, which amendments include the renaming of the plan as the Ruby Tuesday, Inc. 2003 Stock Incentive Plan.

If the amendments incorporated with this amendment and restatement of the Ruby Tuesday, Inc. 2003 Stock Incentive Plan are not approved by the stockholders of Ruby Tuesday, Inc. within twelve (12) months from the date of its adoption by the Board of Directors of Ruby Tuesday, Inc., the Ruby Tuesday, Inc. 1996 Non-Executive Stock Incentive Plan shall remain in force and effect pursuant to the terms in effect immediately prior to this amendment and restatement.

SECTION 1 DEFINITIONS

1.1    Definitions.    Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)    “Board of Directors” means the board of directors of the Company.

(b)    “Cause” has the same meaning as provided in the employment agreement between the Participant and the Company or, if applicable, any affiliate of the Company on the date of Termination of Employment, or if no such definition or employment agreement exists, “Cause” means conduct amounting to (1) fraud or dishonesty against the Company or its affiliates, (2) Participant’s willful misconduct, repeated refusal to follow the reasonable directions of the board of directors of the Company or its affiliates, or knowing violation of law in the course of performance of the duties of Participant’s service with the Company or its affiliates, (3) repeated absences from work without a reasonable excuse, (4) repeated intoxication with alcohol or drugs while on the Company or affiliates’ premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any agreement to which Participant and the Company or its affiliates are party.

(c)    “Change in Control” means any event that pursuant to the Company’s Certificate of Incorporation, as amended from time to time, requires the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock (as defined therein); provided, however, that no event shall constitute a Change in Control if approved by the Board of Directors a majority of whom are present directors and new directors. For purposes of the preceding sentence, the term “present directors” means individuals who as of the date this Plan is adopted were members of the Board of Directors and the term “new directors” means any director whose election by the Board of Directors in the event of vacancy or whose nomination for election was approved by a vote of at least three-fourths of the directors then still in office who are present directors and new directors; provided that any director elected to the Board of Directors solely to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be a new director.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the committee appointed by the Board of Directors to administer the Plan.

(f)    “Company” means Ruby Tuesday, Inc., a Georgia corporation, or its successor.

(g)    “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Disability relates.

(h)    “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(i)    “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Plan Section 3.5.

(j)    “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded and published in The Wall Street Journal; provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value.

(k)    “Option” means a non-qualified stock option as described in Plan Section 3.2.

(l)    “Participant” means an individual who receives a Stock Incentive hereunder.

(m)    “Performance Unit Award” refers to a performance unit award described in Plan Section 3.6.

(n)    “Phantom Shares” refers to the rights described in Plan Section 3.7.

(o)    “Plan” means the Ruby Tuesday, Inc. 2003 Stock Incentive Plan, as set forth herein; provided, however, that in the event that the Company is replaced by a successor in interest, the title of the Plan shall thereafter be the name of the successor in interest followed by the phrase “2003 Stock Incentive Plan.”

(p)    “Stock” means the Company’s common stock, $.01 par value.

(q)    “Stock Appreciation Right” means a stock appreciation right described in Plan Section 3.3.

(r)    “Stock Award” means a stock award described in Plan Section 3.4.

(s)    “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(t)    “Stock Incentive Program” means a written agreement established by the Committee pursuant to which Stock Incentives, other than Options or Stock Appreciation Rights, are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(u)    “Stock Incentives” means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

(v)    “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause.

SECTION 2 THE STOCK INCENTIVE PLAN

2.1    Purpose of the Plan.    The Plan is intended to (a) provide incentive to certain officers and key employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers and key employees by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding key personnel.

2.2    Stock Subject to the Plan.    Subject to adjustment in accordance with Section 5.2, 16,000,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan. Notwithstanding the foregoing, the maximum aggregate number of shares of the Stock from which grants or awards of Stock Incentives, other than Options, may be made under the Plan shall not exceed twenty-five percent (25%) of the Maximum Plan Shares.

2.3    Administration of the Plan.    The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the officers and key employees of the Company or its affiliates to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements or Stock Incentive Programs and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions shall be final and binding on all Participants. As to any matter involving a Participant who is not a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, the Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority to (a) interpret the provisions of the Participant’s Stock Incentive Agreement and (b) determine the treatment of Stock Incentives upon a Termination of Employment, as contemplated by Plan Section 3.8.

The Committee shall consist of at least two members of the Board of Directors each of whom shall qualify as a “non-employee director,” as defined in Rule 16b-3 as promulgated under the Securities Exchange Act of 1934 and as an “outside director,” within the meaning of Code Section 162(m) and the regulations promulgated thereunder. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

2.4    Eligibility and Limits.    Stock Incentives may be granted only to officers, directors, and employees of the Company or an affiliate; provided, however, that directors of the Company who are not also employees of either the Company or an affiliate shall not be eligible to receive Stock Incentives under the Plan. To the extent required under Code Section 162(m) and the regulations issued thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted during any single fiscal year of the Company to any Participant who is a covered employee within the meaning of Code Section 162(m) and the regulations promulgated thereunder (a “Covered Employee”) shall not exceed 750,000, subject to adjustment in accordance with Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant, as the case may be, against the Covered Employee’s individual limit for the applicable fiscal year.

SECTION 3 TERMS OF STOCK INCENTIVES

3.1    Terms and Conditions of All Stock Incentives.

(a)    The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan.

(b)    Each Stock Incentive shall either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine is appropriate or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine is appropriate. Each Stock Incentive Agreement or Stock Incentive Program shall be subject to the terms of the Plan and any provision contained in the Stock Incentive Agreement or Stock Incentive Program that is inconsistent with the Plan shall be null and void.

(c)    The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive and has taken all such other action necessary to complete the grant of the Stock Incentive.

(d)    The Committee may provide in any Stock Incentive Agreement or pursuant to any Stock Incentive Program (or subsequent to the award of a Stock Incentive but prior to its expiration or cancellation, as the case may be) that, in the event of a Change in Control, the Stock Incentive shall or may be cashed out on the basis of any price not greater than the highest price paid for a share of Stock in any transaction reported by the National Association of Securities Dealer Automated Quotation System or any national securities exchange selected by the Committee on which the shares of Stock are then actively traded during a specified period immediately preceding or including the date of the Change in Control or offered for a share of Stock in any tender offer occurring during a specified period immediately preceding or including the date the tender offer commences; provided that, in no case shall any such specified period exceed one (1) year (the “Change in Control Price”). For purposes of this Subsection, the cash-out of a Stock Incentive shall be determined as follows:

(i)    Options shall be cashed out on the basis of the excess, if any, of the Change in Control Price over the Exercise Price with or without regard to whether the Option may otherwise be exercisable only in part;

(ii)    Stock Awards and Phantom Shares shall be cashed out in an amount equal to the Change in Control Price with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive; and

(iii)    Stock Appreciation Rights, Dividend Equivalent Rights and Performance Unit Awards shall be cashed out with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive and the amount of the cash out shall be determined by reference to the number of shares of Stock that would be required to pay the Participant in kind for the value of the Stock Incentive as of the date of the Change in Control multiplied by the Change in Control Price.

(e)    Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(f)    Stock Incentives shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of the death of the Participant, by the personal representative of the Participant’s estate or if no personal representative has been appointed, by the successor in interest determined under the Participant’s will.

3.2    Terms and Conditions of Options.    Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement.

(a)    Option Price.

(i)    Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an Option to a Participant, the Exercise Price per share shall not be less than its Fair Market Value on the date the Option is granted.

(ii)    For purposes of this Section 3.2(a), the Fair Market Value of the Stock shall be determined (1) as of the date all of the material terms of an Option are determinable, or (2) if the Option is awarded pursuant to a formula under a then existing program established by the Committee, as of a date no earlier than the later of sixty (60) days prior to the date all of the material terms of the Option are determinable or sixty (60) days following the date the program is established.

(iii)    Notwithstanding any other provision of this Section 3.2(a), the Committee may continue to maintain the existing Management Stock Option Program as in effect on September 30, 1999 or in any modified form; provided, however, that no such modified form shall contain pricing terms more favorable than those as in effect under the Management Stock Option Program on September 30, 1999.

(iv)    Notwithstanding any other provision in the Plan, following the grant of an Option, no amendment shall be made to reduce the price of the Option, except an adjustment as described in Section 5.2, without the prior approval of the stockholders of the Company.

(b)    Option Term.    The term of an Option shall be as specified in the applicable Stock Incentive Agreement; provided, however that no Option granted to a Participant shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

(c)    Payment.    Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, (i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (ii) in a cashless exercise through a broker; or (iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, but subject to any and all restrictions under applicable law, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

(d)    Conditions to the Exercise of an Option.    Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e)    Special Provisions for Certain Substitute Options.    Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3    Terms and Conditions of Stock Appreciation Rights.    Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive or not in connection with a Stock Incentive. A Stock Appreciation Right shall entitle the Participant to receive the excess of (a) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (b) a specified price (i) which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares and (ii) which, in the case of a Stock Appreciation Right that is granted to a Participant who is then a Covered Employee, shall not be less than the Fair Market Value of the Stock at the time of the award. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation Right granted in connection with a Stock Incentive shall result in a pro rata surrender or cancellation of any related Stock Incentive to the extent the Stock Appreciation Right has been exercised.

(a)    Settlement.    Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Exercise.    Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation

Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

3.4    Terms and Conditions of Stock Awards.

(a)    The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. Subject to Subsections (b) and (c) below, the Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

(b)    Any Stock Award containing forfeitability provisions shall vest over a period of no less than three (3) years.

(c)    Any Stock Award that does not contain forfeitability provisions shall be granted only in lieu of salary or cash bonus otherwise payable to a Participant and may be granted at up to a fifteen percent (15%) discount to the Fair Market Value of the Stock as of the date of grant only if the Stock is subject to material restrictions on transferability.

3.5    Terms and Conditions of Dividend Equivalent Rights.    A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a)    Payment.    Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment.    Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6    Terms and Conditions of Performance Unit Awards.    A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a)    Payment.    Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment.    Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

3.7    Terms and Conditions of Phantom Shares.    Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment.

(a)    Payment.    Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment.    Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

3.8    Treatment of Awards Upon Termination of Employment.    Any award under this Plan to a Participant who suffers a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine; provided that, a Participant who continues in the service of Morrison Fresh Cooking, Inc. or Morrison Health Care, Inc. immediately following a spin-off of either such Subsidiary shall not be deemed to have incurred a Termination of Service solely by reason of the spin-off. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4 RESTRICTIONS ON STOCK

4.1    Escrow of Shares.    Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock shall be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2    Forfeiture of Shares.    Notwithstanding any vesting schedule set forth in any Stock Incentive Agreement or Stock Incentive Program, in the event that the Participant violates a noncompetition agreement as set forth in the Stock Incentive Agreement or Stock Incentive Program, all Stock Incentives and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

4.3    Restrictions on Transfer.    The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program,

and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 GENERAL PROVISIONS

5.1    Withholding.    The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a)    The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b)    Any Withholding Election made will be irrevocable; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

5.2    Changes in Capitalization; Merger; Liquidation.

(a)    The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of an ordinary stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b)    In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock, the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, extraordinary dividend, reorganization, other change in corporate structure or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive.

(c)    The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3    Cash Awards.    The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

5.4    Right to Terminate Employment.    Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant’s employment at any time.

5.5    Restrictions on Delivery and Sale of Shares; Legends.    Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.6    Non-alienation of Benefits.    Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7    Termination and Amendment of the Plan.    The Board of Directors may, at any time, amend or terminate the Plan without stockholder approval; provided, however that the Board of Directors shall condition any material amendment on the approval of the stockholders of the Company. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive.

5.8    Choice of Law.    The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

5.9    Effective Date of Plan.    The Plan, as amended and restated, shall become effective upon the date the Plan is approved by the Board of Directors.

RUBY TUESDAY, INC.

By:    ________________________________________

Title: ________________________________________

ATTEST:

________________________________________
Secretary

[CORPORATE SEAL]

v DETACH PROXY CARD HERE v

☐	PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.	|X|
Votes must be indicated (x) in Black or Blue ink.

1.	TO ELECT THREE CLASS II DIRECTORS FOR A TERM OF THREE YEARS TO THE BOARD OF DIRECTORS.						3.	TO CONSIDER A SHAREHOLDER PROPOSAL REQUESTING THAT THE BOARD OF DIRECTORS REVIEW THE COMPANY’S POLICIES AND ISSUE A REPORT ON THE RISKS, FINANCIAL COSTS AND BENEFITS, AND ENVIRONMENTAL IMPACTS OF CONTINUED USE OF GENETICALLY ENGINEERED INGREDIENTS IN THE COMPANY’S FOOD PRODUCTS.
	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below	☐	*EXCEPTIONS	☐
								FOR approval of the shareholder proposal	AGAINST approval of the shareholder proposal	ABSTAIN
CLASS II Nominees: DR. DONALD RATAJCZAK, SAMUEL E. BEALL, III and CLAIRE L. ARNOLD

*(INSTRUCTIONS: To withhold authority for any individual nominee, mark the “EXCEPTIONS” box above and strike a line through that nominee's name in the list of nominees below the boxes.)

The Board of Directors recommends a vote FOR all director nominees listed above.

								☐	☐	☐

The Board of Directors recommends a vote AGAINST the approval of the shareholder proposal.
2.	TO APPROVE THE COMPANY’S 2003 STOCK INCENTIVE PLAN.
	FOR approval of the plan		AGAINST approval of the plan		ABSTAIN		4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.
	☐		☐		☐
The Board of Directors recommends a vote FOR the approval of the Company’s 2003 Stock Incentive Plan.

S C A N L I N E
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.
Date	Share Owner sign here	Co-Owner sign here

RUBY TUESDAY, INC. PROXY/VOTING INSTRUCTION CARD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 26, 2003, and does hereby appoint Samuel E. Beall, III and Marguerite Naman Duffy, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the “Company”) common stock, par value $.01 per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 at 11:00 a.m., local time, on October 7, 2003, and at any adjournment(s) thereof.

     This card also provides voting instructions for shares held in the Company’s Salary Deferral Plan as set forth in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted (i) FOR all director nominees listed on the reverse side, (ii) FOR the Company’s 2003 Stock Incentive Plan, and (iii) AGAINST the shareholder proposal requesting that the Board of Directors review the Company’s policies and issue a report on the risks, financial costs and benefits, and environmental impacts of continued use of genetically engineered ingredients in the Company’s food products.

(continued on other side)
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